Exhibit 3.1

Execution Version

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

AND

ARTICLES OF ASSOCIATION

OF

HUYA Inc.

(As adopted by a Special Resolution passed on March 8, 2018)

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

HUYA Inc.

(As adopted by a Special Resolution passed on March 8, 2018)

1.	The name of the Company is HUYA Inc.

2.	The Registered Office of the Company shall be at the offices of Vistra (Cayman) Limited, P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (as amended) or as the same may be revised from time to time, or any other Law of the Cayman Islands.

4.	The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by Section 27(2) of the Companies Law (as amended), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit. Without in any way limiting the unrestricted nature of its objects, the Company may accept mortgages over land or any other property irrespective of location.

5.	Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

a.	the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Law (Revised); or

b.	insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Law (Revised); or

c.	the business of company management without being licensed in that behalf under the Companies Management Law (Revised).

6.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

7.	The authorized share capital of the Company is US$50,000 divided into 500,000,000 shares, consisting of (i) 249,957,163 Class A Ordinary Shares of par value US$0.0001 each, (ii) 99,007,544 Class B Ordinary Shares of par value US$0.0001 each, (iii) 17,647,058 Series A-1 Preferred Shares of par value US$0.0001 each, (iv) 4,411,765 Series A-2 Preferred Shares of par value US$0.0001 each, (v) 64,488,235 Series B-1 Preferred Shares of par value US$0.0001 each, and (vi) 64,488,235 Series B-2 Preferred Shares of par value US$0.0001 each.

8.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law (as amended) and, subject to the provisions of the Companies Law (as amended) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the Laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

9.	Capitalized terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

HUYA Inc.

(As adopted by a Special Resolution passed on March 8, 2018)

INTERPRETATION

1.	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Additional Number”	shall have the meaning set forth in Article 120 hereof.

“Affiliate”	means, with respect to a Person, (i) any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, and (ii) if such Person is a natural person, any Relative or spouse of such Person, or any spouse of such Relative. In the case of an Investor, the term “Affiliate” also includes (v) any of the Investor’s general partners, (w) the fund manager managing or advising such Investor and other funds managed or advised by such fund manager, (x) trusts Controlled by or for the benefit of any such Person referred to in (v) or (w), and (y) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by the Investor

“Agreed Vesting Schedule”	means a four-year vesting schedule where 25% of awards shall vest at each anniversary of the grant date.

“Articles”	means these articles of association of the Company as originally adopted or as from time to time altered by Special Resolution.

“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any), who, unless otherwise approved by the Board, shall be one of the “Big Four” international accounting firms.

“Automatic Conversion”	shall have the meaning set forth in Article 8.3C hereof.

“Board” or “Board of Directors”	means the board of directors of the Company.

“Business Day”	means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by Law to be closed in (i) the Cayman Islands, with respect to any action to be undertaken or notice to be given in the Cayman Islands; or (ii) the PRC, Hong Kong or Berlin, with respect to any action to be undertaken or notice to be given in such jurisdiction.

“Charter Documents”	means, with respect to a particular legal entity, the articles or certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Circular 37”	means the Circular on Foreign Exchange Administration of Offshore Investment, Financing and Return Investment by Domestic Residents Utilizing Special Purpose Vehicles issued by SAFE with effect from July 14, 2014.

“Class A Ordinary Share”	means a class A ordinary share of US$0.0001 par value per share in the capital of the Company having the rights attaching to it as set out herein.

“Class B Ordinary Share”	means a class B ordinary share of US$0.0001 par value per share in the capital of the Company having the rights attaching to it as set out herein.

“Closing”	has the meaning set forth in the Subscription Agreement.

“Company”	means the above named company.

“Control”	of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents”	has the meaning set forth in the Subscription Agreement.

“Conversion Price”	means, with respect to the Series A Preferred Shares, the Series A Conversion Price and, with respect to the Series B Preferred Shares, the Series B Conversion Price.

“Convertible Note”	shall have the meaning set forth in Article 8.5(D) hereof.

“Convertible Securities”	shall have the meaning set forth in Article 8.3(E)(5)(a)(ii) hereof.

“Deed of Adherence”	shall have the meaning set forth in Article 121B hereof.

“Deemed Liquidation Event”	means any of the following events:

(1) any consolidation, amalgamation, scheme of arrangement or merger of any Group Company with or into any other Person or other reorganization in which the Members or shareholders of such Group Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than fifty percent (50%) of such Group Company’s voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of such Group Company’s voting power is transferred;

(2) a sale, transfer, lease or other disposition of all or substantially all of the assets (either in terms of quantities or value) of any Group Company (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of such Group Company); or

(3) the exclusive licensing of all or substantially all of any Group Company’s Intellectual Property to a third party.

“Director”	means a director serving on the Board for the time being of the Company and shall include an alternate Director appointed in accordance with these Articles.

“Disposal”	shall have the meaning set forth in Article 124.A hereof.

“Dong SPV”	Jungle TT Limited, a company organized and existing under the Laws of the British Virgin Islands (together with its Affiliates, successors and permitted assigns and transferees).

“Domestic Company”	means Guangzhou Huya Information Technology Co., Ltd. (广州虎牙信息科技有限公司), a company established under the Laws of the PRC.

“Drag-Along Transferee”	shall have the meaning set forth in Article 147 hereof.

“Drag-Along Transferors”	shall have the meaning set forth in Article 147 hereof.

“Drag Notice”	shall have the meaning set forth in Article 147 hereof.

“Drag Transaction”	shall have the meaning set forth in Article 147 hereof.

“Engage”	Engage Capital Partners II Limited, a company organized and existing under the Laws of the British Virgin Islands (together with its Affiliates, successors and permitted assigns and transferees).

“Equity Securities”	means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“ESOP”	means the employee share incentive plan of the Company covering the grant or issuance of up to 17,647,058 Ordinary Shares (or options therefor) (as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events, or such other amount as approved in accordance with these Articles) to employees, officers, directors, or consultants of a Group Company.

“Excepted Issuances”	shall have the meaning set forth in Article 8.3(E)(5)(a)(iii) hereof.

“Exempted Distribution”	means (a) a dividend payable solely in Ordinary Shares, (b) the purchase, repurchase or redemption of Ordinary Shares by the Company at the lower of fair market value or the original purchase price from terminated employees, officers or consultants in accordance with the ESOP, or pursuant to the exercise of a contractual right of first refusal held by the Company, if any, or pursuant to written contractual arrangements with the Company approved by the Board, and (c) the purchase, repurchase or redemption of the Series A Preferred Shares pursuant to these Articles (including in connection with the conversion of such Series A Preferred Shares into Ordinary Shares).

“Exercising Shareholder”	shall have the meaning set forth in Article 131 hereof.

“Fair Market Price”	shall have the meaning set forth in Article 126A(C).

“First Participation Notice”	shall have the meaning set forth in Article 119 hereof.

“Governmental Authority”	means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order”	means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company”	means each of the Company, the WFOE, the Domestic Company, together with each Subsidiary of any of the foregoing and each other Person Controlled by the Company, and “Group” refers to all of the Group Companies collectively.

“High Vote Shares”	shall have the meaning set forth in Article 8.4(A)(a) hereof.

“High Voting Rights”	shall have the meaning set forth in Article 8.4(A)(b) hereof.

“Indebtedness”	of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized in accordance with the applicable accounting standards, (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Interested Transaction”	shall have the meaning set forth in Article 80 hereof.

“Intellectual Property”	means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“Investment Policy”	shall have the meaning set forth in Article 8.4(B)(2)(h) hereof.

“Investors”	means (i) Banyan Partners Fund II, L.P., (ii) D.I. Alpha Media Company Limited, (iii) HY Streaming Company Limited, (iv) Engage, (v) Morningside China TMT Fund IV, L.P. and Morningside China TMT Fund IV Co-Investment, L.P., and (vi) Tencent, together with any such Person’s Affiliates, successors and permitted assigns and transferees.

“Law” or “Laws”	means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Lien”	means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, Law, equity or otherwise.

“Low Vote Shares”	shall have the meaning set forth in Article 8.4(A)(a) hereof.

“Majority Series A Preferred Holders”	means the holders of at least two-thirds (2/3) of the then issued and outstanding Series A Preferred Shares (voting together as a single class and on an as- converted basis).

“Majority Series B Preferred Holders”	means the holders of more than 50% of the then issued and outstanding Series B Preferred Shares (voting together as a single class and on an as-converted basis).

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company, as amended from time to time by Special Resolution.

“Mr. Dong”	shall have the meaning set forth in the Shareholders Agreement.

“New Offering”	shall have the meaning set forth in Article 126A(B).

“New Price”	shall have the meaning set forth in Article 8.3(E)(5)(d) hereof.

“New Securities”	shall have the meaning set forth in Article 8.3(E)(5)(a)(iii) hereof.

“Non-Transferring Parties”	shall have the meaning set forth in Article 147 hereof.

“Observer”	shall have the meaning set forth in Article 62.2 hereof.

“Offered Shares”	shall have the meaning set forth in Article 127 hereof.

“Option Period”	shall have the meaning set forth in Article 129.A hereof.

“Options”	shall have the meaning set forth in Article 8.3(E)(5)(a)(i) hereof.

“Ordinary Resolution”	means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote present in person or by proxy and voting at the meeting, or a written resolution as provided in Article 40.

“Ordinary Share”	means a Class A Ordinary Share or a Class B Ordinary Share.

“Oversubscription Participants”	shall have the meaning set forth in Article 120 hereof.

“Person”	means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“Ping An”	means, collectively, D.I. Alpha Media Company Limited and HY Streaming Company Limited, together with their respective Affiliates, successors and permitted assigns.

“Permitted Transferee”	shall have the meaning set forth in Article 146 hereof.

“PRC”	means the People’s Republic of China, but solely for the purposes hereof excludes the Hong Kong Special Administrative Region, Macau Special Administrative Region and the island of Taiwan.

“PRC Companies”	means the Domestic Company and its Subsidiaries.

“Preemptive Right”	shall have the meaning set forth in Article 116.

“Preemptive Pro Rata Share”	shall have the meaning set forth in Article 118.

“Preferred Share Issue Price”	means, with respect to the Series A Preferred Shares, the Series A Issue Price and, with respect to the Series B Preferred Shares, the Series B Issue Price.

“Preferred Shareholders”	means any holder of the Preferred Shares.

“Preferred Shares”	means Series A Preferred Shares and Series B Preferred Shares.

“Purchase Right Period”	shall have the meaning set forth in Article 126A(A).

“Qualified Financing”	shall have the meaning set forth in Article 126A(C).

“Qualified IPO”	means a firm commitment underwritten public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares thereof) in the United States on the New York Stock Exchange or the Nasdaq Global Market pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or on the Main Board of Hong Kong Stock Exchange or another internationally recognized stock exchange approved by the Majority Series A Preferred Holders and the Majority Series B Preferred Holders, each voting as a separate class, in any case, with an offering per-share price (net of underwriting commissions and expenses) that is not less than the Series B Issue Price.

“Redemption Closing Date”	shall have the meaning set forth in Article 8.5(B).

“Redemption Notice”	shall have the meaning set forth in Article 8.5(B).

“Redemption Notice Date”	shall have the meaning set forth in Article 8.5(B).

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Related Party”	means any Affiliate, officer, director, supervisory board member, Key Employee (as defined in the Subscription Agreement), or holder of any Equity Security of any Group Company, YY or YY’s Affiliates (other than the Group Companies).

“Relative”	of a natural person means any spouse, parent, grandparent, child, grandchild, sibling, uncle, aunt, nephew, niece or great-grandparent of such person.

“Restricted Holders”	shall have the meaning set forth in Article 122 hereof.

“Rights Holder”	shall have the meaning set forth in Article 116 hereof.

“SAFE”	means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations”	means collectively, the Circular 37 and any other applicable SAFE rules and regulations.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Second Notice”	shall have the meaning set forth in Article 131 hereof.

“Second Participation Notice”	shall have the meaning set forth in Article 120 hereof.

“Second Participation Period”	shall have the meaning set forth in Article 120 hereof.

“Selling Shareholder”	shall have the meaning set forth in Article 138 hereof.

“Series A Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series A Conversion Shares”	means Ordinary Shares issuable upon conversion of any Series A Preferred Shares.

“Series A Issue Date”	means the date of the first issuance of a Series A Preferred Share.

“Series A Issue Price”	means US$3.4000, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A Preferred Shares.

“Series A Preferred Shareholder”	means any holder of the Series A Preferred Shares.

“Series A Preferred Shares”	means Series A-1 Preferred Shares of US$0.0001 par value per share in the capital of the Company and a Series A-2 Preferred Shares of US$0.0001 par value per share in the capital of the Company, in each case having the respective rights, preference and privileges attaching to it as set out herein.

“Series A Preference Amount”	shall have the meaning set forth in Article 8.2(A) hereof.

“Series A Redemption Price”	shall have the meaning set forth in Article 8.5(A) hereof.

“Series B Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series B Director”	shall have the meaning set forth in Article 62.1A hereof.

“Series B Issue Date”	means the date of the first issuance of a Series B Preferred Share.

“Series B Issue Price”	means US$7.15789, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B Preferred Shares.

“Series B Preference Amount”	shall have the meaning set forth in Article 8.2(A) hereof.

“Series B Preferred Shareholder”	means any holder of the Series B Preferred Shares.

“Series B Preferred Shares”	means Series B-1 Preferred Share of US$0.0001 par value per share in the capital of the Company, and Series B-2 Preferred Share of US$0.0001 par value per share in the capital of the Company, in each case having the rights, preference and privileges attaching to it as set out herein.

“Series B Redemption Price”	shall have the meaning set forth in Article 8.5(A) hereof.

“Share” and “Shares”	means a share or shares in the capital of the Company and includes a fraction of a share.

“Shareholders Agreement”	means the Amended and Restated Shareholders Agreement, dated on March 8, 2018 among the Company and certain other parties named therein, as amended from time to time.

“Special Resolution”	has the same meaning as in the Statute and includes a unanimous written resolution of all Members entitled to vote and expressed to be a special resolution.

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

“Subscription Agreement”	means the Series B-2 Preferred Share Subscription Agreement dated the date hereof among the Company, Tencent and certain other parties named therein, as amended from time to time.

“Subsidiary”	means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Tencent”	means Linen Investment Limited, together with its Affiliates, successors and permitted assigns.

“Transaction Documents”	means the Subscription Agreement, the Shareholders Agreement, the Control Documents, the Memorandum, the Articles, the Tencent Business Cooperation Agreement (as defined in the Subscription Agreement), the YY Business Cooperation Agreement (as defined in the Subscription Agreement), the Director Indemnification Agreement (as defined in the Subscription Agreement), the ESOP and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing as accepted and agreed by the relevant parties thereto.

“Transfer”	means, with respect to any Equity Securities, directly or indirectly sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way or otherwise grant any interest or right with respect to all or any part of any interest in such Equity Securities. The terms “Transferring” and “Transferred” have meanings correlative to the foregoing.

“Transfer Notice”	shall have the meaning set forth in Article 127 hereof.

“Transferor”	shall have the meaning set forth in Article 127 hereof.

“WFOE”	means Guangzhou Huya Technology Co., Ltd., (广州虎牙科技有限公司), a wholly foreign-owned enterprise duly incorporated under the Laws of the PRC.

“YY”	means YY Inc., a company duly incorporated under the Laws of Cayman Islands.

2.	In the Articles:

2.1	words importing the singular number include the plural number and vice-versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an electronic record;

2.4	references to provisions of any Law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5	any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.6	the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles;

2.7	the term “or” is not exclusive;

2.8	the term “including” will be deemed to be followed by, “but not limited to”;

2.9	the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

2.10	the term “day” means “calendar day” (unless the term “Business Day” is used), and “month” means calendar month;

2.11	the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.12	references to any documents shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

2.13	all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies); and

2.14	headings are inserted for reference only and shall be ignored in construing these Articles.

3.	For the avoidance of doubt, each other Article herein is subject to the provisions of Articles 8, 62 and 116 to 149, and, subject to the requirements of the Statute, in the event of any conflict, the provisions of Articles 8, 62 and 116 to 149 shall prevail over any other Article herein.

COMMENCEMENT OF BUSINESS

4.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

5.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6.	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting) and to the provisions of the Articles (including Article 8) and without prejudice to any rights, preferences and privileges attached to any existing Shares, (a) the Directors may allot, issue, grant options or warrants over or otherwise dispose of two classes of Shares to be designated, respectively, as Ordinary Shares and Preferred Shares; (b) the Preferred Shares may be allotted and issued from time to time in one or more series; and (c) the Preferred Shares shall be designated prior to their allotment and issue. In the event that any Preferred Shares shall be converted pursuant to Article 8.3 hereof, the Preferred Shares so converted shall be cancelled and shall not be re-issuable by the Company. Further, any Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled and shall not be re-issuable by the Company and the Company shall update its Register of Members accordingly.

7.	The Company shall not issue Shares to bearer.

RIGHTS, PREFERENCES AND PRIVILEGES OF SHARES

8.	Certain rights, preferences and privileges of the Shares of the Company are as follows:

8.1	Dividends Rights.

A.	General. When, as, and if a dividend is declared by the Board of Directors, (a) holders of the Series B Preferred Shares shall be entitled to receive the higher of (1) preferential dividends, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other, at a non-cumulative rate of at least 8% per annum of the Series B Issue Price, prior and in preference to the holders of any other class or series of Shares or (2) the pro-rata share of dividends, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other, pari passu with the holders of any other class or series of Shares (calculated on an as converted basis), prior and in preference to the holders of any other class or series of Shares, and (b) holders of the Series A Preferred Shares shall be entitled to receive preferential dividends, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other, at a non-cumulative rate of at least 8% per annum of the Series A Issue Price, prior and in preference to the holders of Ordinary Shares.

B.	Restrictions; Participation. Except for an Exempted Distribution and except for a distribution pursuant to Article 8.2, no dividend or distribution, whether in cash, in property, or in any other shares of the Company, shall be declared, paid, set aside or made with respect to the Ordinary Shares at any time unless (a) a dividend or distribution was previously declared, paid, set aside or made, respectively, with respect to each outstanding Series B Preferred Share, at the higher of (1) a rate of at least 8% per annum or (2) the pro-rata share pursuant to Article 8.1(A), such that the dividend or distribution declared, paid, set aside or made to the holders of Series B Preferred Shares thereof shall be equal to the dividend or distribution that such holders of Series B Preferred Shares would have received pursuant to this Article 8.1(B) if such Series B Preferred Share had been converted into Ordinary Shares immediately prior to the record date for such dividend or distribution, or if no such record date is established, the date such dividend or distribution is made, and if such share then participated in and the holder thereof received such dividend or distribution, and (b) thereafter, a dividend or distribution was previously declared, paid, set aside or made, respectively, with respect to each outstanding Series A Preferred Share, at a rate of at least 8% per annum such that the dividend or distribution declared, paid, set aside or made to the holders of Series A Preferred Shares thereof shall be equal to the dividend or distribution that such holders of Series A Preferred Shares would have received pursuant to this Article 8.1(B) if such Series A Preferred Share had been converted into Ordinary Shares immediately prior to the record date for such dividend or distribution, or if no such record date is established, the date such dividend or distribution is made, and if such share then participated in and the holder thereof received such dividend or distribution .

8.2	Liquidation Rights.

A.	Liquidation Preferences. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all assets and funds of the Company legally available for distribution to the Members (after satisfaction of all creditors’ claims and claims that may be preferred by Law) shall be distributed to the Members of the Company as follows:

(1)        First, the holders of the Series B Preferred Shares shall be entitled to receive for each Series B Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any other class or series of shares by reason of their ownership of such shares, an amount equal to the higher of (a) the sum of (i) 100% of the Series B Issue Price, and (ii) any and all accrued or declared but unpaid dividends on such Series B Preferred Shares (collectively, the “Series B Preference Amount”), provided that if the assets and funds thus distributed among the holders of the Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full Series B Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Shares in proportion to the aggregate Series B Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (1)(a), or (b) the pro-rata share of the distributions of the Company available to all holders of Ordinary Shares on an as-converted basis.

(2) After the distribution or payment in full of the aggregate of the Series B Preference Amount pursuant to Article 8.2(A)(1) above, the holders of the Series A Preferred Shares shall be entitled to receive for each Series A Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of Ordinary Shares by reason of their ownership of such shares, an amount equal to the higher of (a) the sum of (i) 100% of the Series A Issue Price, and (ii) any and all accrued or declared but unpaid dividends on such Series A Preferred Shares (collectively, the “Series A Preference Amount”), provided that if the assets and funds thus distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full Series A Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Shares in proportion to the aggregate Series A Preference Amount each such holder is otherwise entitled to receive pursuant to this subparagraph (2)(a), or (b) the pro-rata share of the distributions of the Company available to all holders of Ordinary Shares on an as-converted basis.

(3) If there are any assets or funds remaining after (i) the higher of the Series B Preference Amount or the pro-rata share of the Company’s distributions has been distributed or paid in full to the applicable Series B Preferred Shareholders pursuant to subparagraph (1) above and (ii) the Series A Preference Amount has been distributed or paid in full to the applicable Series A Preferred Shareholders pursuant to subparagraph (2) above, the remaining assets and funds of the Company available for distribution to the Members shall be distributed ratably among all Members holding Ordinary Shareholders according to the relative number of Ordinary Shares held by such Member.

B.	Deemed Liquidation. Unless waived in writing by the Majority Series B Preferred Holders and the Majority Series A Preferred Holders, a Deemed Liquidation Event shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of Article 8.2(A), and any proceeds, whether in cash or properties, resulting from a Deemed Liquidation Event shall be distributed in accordance with the terms of Article 8.2(A).

C.	Valuation of Properties. In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company pursuant to Article 8.2(A) or pursuant to a deemed liquidation, dissolution or winding up of the Company pursuant to Article 8.2(B), the value of the assets to be distributed to the Members shall be determined in good faith by the Board; provided that any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(2) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(3) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board;

provided further that the method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (1), (2) or (3) to reflect the fair market value thereof as determined in good faith by the Board.

Regardless of the foregoing, the Majority Series A Preferred Holders shall have the right to challenge any determination by the Board of value pursuant to this Article 8.2(C), in which case the determination of value shall be made by an independent appraiser selected jointly by the Board and the Majority Series A Preferred Holders, with the cost of such appraisal to be borne by the challenging parties.

D.	Notices. In the event that the Company shall propose at any time to consummate a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, then, in connection with each such event, subject to any necessary approval required in the Statute and these Articles (including Article 8), the Company shall send to the Preferred Shareholders at least twenty (20) days prior written notice of the date when the same shall take place; provided, however, that the foregoing notice periods may be shortened or waived with the vote or written consent of the Majority Series B Preferred Holders and the Majority Series A Preferred Holders, each voting as a separate class.

E.	Enforcement. In the event the requirements of this Article 8.2 are not complied with, the Company shall forthwith either (i) cause the closing of the applicable transaction to be postponed until such time as the requirements of this Article 8.2 have been complied with, or (ii) cancel such transaction.

8.3	Conversion Rights

The holders of the Preferred Shares shall have the rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares:

A.	Conversion Ratio.

(a) Each Series A-1 Preferred Share and each Series A-2 Preferred Share shall be convertible at the option of the holder thereof, at any time after the Series A Issue Date into such number of fully paid and non-assessable Class A Ordinary Shares and Class B Ordinary Shares, respectively, as determined by dividing the Series A Issue Price by the then-effective applicable Series A Conversion Price. The “Series A Conversion Price” as of the Series A Issue Date shall initially be the Series A Issue Price, resulting in an initial conversion ratio for the Series A Preferred Shares of 1:1, and thereafter shall be subject to adjustment and readjustment from time to time as hereinafter provided, being no less than the par value.

(b) Each Series B Preferred Share shall be convertible at the option of the holder thereof, at any time after the Series B Issue Date into such number of fully paid and non-assessable Class B Ordinary Shares as determined by dividing the Series B Issue Price by the then-effective applicable Series B Conversion Price. The “Series B Conversion Price” as of the Series B Issue Date shall initially be the Series B Issue Price, resulting in an initial conversion ratio for the Series B Preferred Shares of 1:1, and thereafter shall be subject to adjustment and readjustment from time to time as hereinafter provided, being no less than the par value.

B.	Optional Conversion. Subject to the Statute and these Articles, (a) any Series A-1 Preferred Share and any Series A-2 Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such shares, without the payment of any additional consideration, into fully-paid and non-assessable Class A Ordinary Shares and Class B Ordinary Shares, respectively, based on the then-effective Series A Conversion Price, and (b) any Series B Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such shares, without the payment of any additional consideration, into fully-paid and non-assessable Class B Ordinary Shares based on the then-effective Series B Conversion Price.

C.	Automatic Conversion.

(a) Each Series A-1 Preferred Share and each Series A-2 Preferred Share shall automatically be converted, based on the then-effective Series A Conversion Price, without the payment of any additional consideration, into fully-paid and non-assessable Class A Ordinary Shares and Class B Ordinary Shares, respectively, upon the closing of a Qualified IPO.

(b) Each Series B Preferred Share shall automatically be converted, based on the then-effective Series B Conversion Price, without the payment of any additional consideration, into fully-paid and non-assessable Class B Ordinary Shares and, unless otherwise provided herein, all privileges, preferences and rights of Series B Preferred Shares shall terminate, upon the earlier to occur of (i) immediately prior to the completion of a Qualified IPO, or (ii) the consent of the Majority Series B Preferred Holders.

(c) Any conversion pursuant to this Article 8.3(C) shall be referred to as an “Automatic Conversion”.

D.	Conversion Mechanism. The conversion hereunder of the Preferred Shares shall be effected in the following manner:

(1) Except as provided in Articles 8.3(D)(2) and 8.3(D)(3) below, before any holder of any Preferred Shares shall be entitled to convert the same into Ordinary Shares, such holder shall surrender the certificate or certificates therefor at the office of the Company or of any transfer agent for such share to be converted, shall give notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares (if applicable) are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver to such holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid, and such conversion shall be deemed to have been made on the date on which the Register of Members of the Company is updated accordingly to reflect the conversion, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

(2) If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditioned upon the consummation by the underwriter(s) of the sale of securities pursuant to such offering, and the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion shall not be deemed to have converted the applicable Preferred Shares until immediately prior to the consummation of such sale of securities.

(3) Upon the occurrence of an event of Automatic Conversion, the Company shall give all of the Preferred Shareholders to be automatically converted at least ten (10) days’ prior written notice of the latest practicable date immediately prior to the closing of a Qualified IPO and the place designated for automatic conversion of all such Preferred Shares pursuant to this Article 8.3(D). Such notice shall be given pursuant to Articles 105 through 109 to each record holder of such Preferred Shares at such holder’s address appearing on the register of members. On or before the date fixed for conversion, each holder of such Preferred Shares shall surrender the applicable certificate or certificates duly endorsed (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) (if any) for all such shares to the Company at the place designated in such notice. On the date fixed for conversion, the Company shall effect such conversion and update its Register of Members to reflect such conversion, and upon surrender of the certificate or certificates representing the shares to be converted duly endorsed (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) (if any), the holder thereof shall be entitled to receive certificates (if applicable) for the number of Ordinary Shares into which such Preferred Shares have been converted. All certificates evidencing such Preferred Shares shall, from and after the date of conversion, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(4) The Company may effect the conversion of Preferred Shares in any manner available under applicable Law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares. For purposes of the repurchase or redemption, the Company may, subject to the Company being able to pay its debts as they fall due in the ordinary course of business, make payments out of its capital or share premium account.

(5) No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined and approved by the Board of Directors, or (ii) issue one (1) whole Ordinary Share for each fractional share to which the holder would otherwise be entitled.

(6) Upon conversion, all declared but unpaid share dividends on the applicable Preferred Shares shall be paid in shares and all declared but unpaid cash dividends on the applicable Preferred Shares shall be paid either in cash or by the issuance of such number of further Ordinary Shares as equal to the value of such cash amount divided by the applicable Conversion Price, at the option of the holder of the applicable Preferred Shares.

E.	Adjustment of Preferred Share Conversion Price. The Series A Conversion Price shall be adjusted and re-adjusted from time to time as provided below:

(1) Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Preferred Share Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Preferred Share Conversion Price in effect immediately prior to such combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2) Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares, the Preferred Share Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such conversion price by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(3) Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in securities of the Company other than Ordinary Shares or payable in any other asset or property (other than cash), then, and in each such event, subject to compliance with Article 8.1(B) and to the extent not duplicative with Article 8.1(B), provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company or other asset or property which the holder of such share would have received in connection with such event had the Preferred Shares been converted into Ordinary Shares immediately prior to such event.

(4) Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a liquidation in Article 8.2(B)), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the relevant Preferred Shares been converted into Ordinary Shares immediately prior to such event.

(5) Adjustments to Preferred Share Conversion Price for Dilutive Issuance.

(a) Special Definition. For purpose of this Article 8.3(E)(5), the following definitions shall apply:

(i) “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii) “Convertible Securities” shall mean any indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iii) “New Securities” shall mean all Ordinary Shares issued (or, pursuant to Article 8.3(E)(5)(c), deemed to be issued) by the Company after the date on which these Articles are adopted, other than the following issuances (collectively, the “Excepted Issuances”):

a).	any Equity Securities of the Company issued pursuant to the Subscription Agreement;

b).	up to 17,647,058 Ordinary Shares (as appropriately adjusted for share splits, share dividends, consolidations, recapitalizations and similar events, or such other amount as approved in accordance with these Articles) (or Options exercisable for such Ordinary Shares) issued (or issuable pursuant to such Options) to the Group Companies’ employees, officers, directors, consultants or any other Persons qualified pursuant to the ESOP or other similar arrangements duly approved in accordance with these Articles;

c).	Ordinary Shares issued or issuable to all shareholders of the Company including Preferred Shareholders pursuant to a share split or sub-division (without changing the issued share capital of the Company), share dividend, combination, recapitalization or other similar transaction of the Company, as described in Article 8.3(E)(1) through Article 8.3(E)(4) as duly approved in accordance with these Articles;

d).	any Equity Securities of the Company issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets (either in terms of quantities or value) of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, in any case, duly approved in accordance with these Articles;

e).	Ordinary Shares issued upon exercise, exchange or conversion of options, warrants and other convertible securities outstanding as of the date of these Articles, including upon the conversion of Preferred Shares, in accordance with their terms as of the date hereof;

f).	Ordinary Shares issued or issuable for the purpose of obtaining financing or financial leasing from financial institutions;

g).	any Equity Securities of the Company issued pursuant to a Qualified IPO; and

h).	any issuance of Equity Securities by the Company to Tencent during the Purchase Right Period in accordance with Article 126A.

(b) Waiver of Adjustment.

(i) No adjustment in the Series A Conversion Price shall be made as the result of the issuance or deemed issuance of New Securities if the Company receives written notice from the Majority Series A Preferred Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such New Securities.

(ii) No adjustment in the Series B Conversion Price shall be made as the result of the issuance or deemed issuance of New Securities if the Company receives written notice from the Majority Series B Preferred Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such New Securities.

(c) Deemed Issuance of New Securities. In the event the Company at any time or from time to time after the Series B Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-dilution adjustments) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which New Securities are deemed to be issued:

(i) no further adjustment in the Preferred Share Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities or upon the subsequent issue of Options for Convertible Securities or Ordinary Shares;

(ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective Preferred Share Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii) no readjustment pursuant to Article 8.3(E)(5)(c)(ii) shall have the effect of increasing the then effective Preferred Share Conversion Price to an amount which exceeds the Preferred Share Conversion Price that would have been in effect had no adjustments in relation to the issuance of such Options or Convertible Securities as referenced in Article 8.3(E)(5)(c)(ii) been made;

(iv) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the then effective Preferred Share Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(x)	in the case of Convertible Securities or Options for Ordinary Shares, the only New Securities issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(y)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 8.3(E)(5)(e)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(v) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Preferred Share Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Preferred Share Conversion Price shall be adjusted pursuant to this Article 8.3(E)(5)(c) as of the actual date of their issuance.

(d) Adjustment of Preferred Share Conversion Price upon Issuance of New Securities. In the event of an issuance of New Securities, at any time after the Series B Issue Date, for a consideration per Ordinary Share received by the Company (net of any selling concessions, discounts or commissions) (the “New Price”) less than the then applicable Preferred Share Conversion Price for any series of Preferred Shares in effect immediately prior to such issue, then and in such event, the applicable Preferred Share Conversion Price for such Preferred Shares shall be reduced, concurrently with such issue, to such New Price, determined as set forth below:

NCP = OCP * (OS + (NP/OCP))/(OS + NS)

WHERE:

NCP = the new Preferred Share Conversion Price for such Preferred Shares,

OCP = the Preferred Share Conversion Price in effect for such Preferred Shares immediately before the issuance of the New Securities,

OS = the total issued and outstanding Ordinary Shares immediately before the issuance of the New Securities plus the total Ordinary Shares issuable upon conversion of the outstanding Convertible Securities and exercise of outstanding Options,

NP = the total consideration received for the issuance or sale of the New Securities, and

NS = the number of New Securities issued or sold or deemed issued or sold.

(e) Determination of Consideration. For purposes of this Article 8.3(E)(5), the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

(i) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any New Securities;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined and approved in good faith by the Board of Directors; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company;

(3) in the event New Securities are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received which relates to such New Securities, computed as provided in clauses (1) and (2) above, as reasonably determined in good faith by the Board of Directors.

(ii) Options and Convertible Securities. The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 8.3(E)(5)(c) hereof relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in paragraph (i) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(6) Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 8.3(E) are not strictly applicable, but the failure to make any adjustment to the Preferred Share Conversion Price with respect to any Preferred Share would not fairly protect the conversion rights of the holders of such Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 8.3(E), necessary to preserve, without dilution, the conversion rights of the holders of such Preferred Shares.

(7) No Impairment. The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8.3 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the Preferred Shareholders against impairment.

(8) Certificate of Adjustment. In the case of any adjustment or readjustment of the Preferred Share Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate by notice to each registered holder of such Preferred Shares, at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Preferred Share Conversion Price in effect before and after such adjustment or readjustment, and (iv) the type and number of Equity Securities of the Company, and the type and amount, if any, of other property which would be received upon conversion of such Preferred Shares after such adjustment or readjustment.

(9) Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Article 8.3(E), the Company shall give notice to the holders of the relevant Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Preferred Share Conversion Price with respect to the relevant Preferred Shares and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(10) Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all issued and outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then issued and outstanding Preferred Shares, in addition to such other remedies as shall be available to the Preferred Shareholders, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(11) Notices. Any notice required or permitted pursuant to this Article 8.3 shall be given in writing and shall be given in accordance with Articles 105 through 109.

(12) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or allotment of Ordinary Shares upon conversion of the Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and allotment of Ordinary Shares in a name other than that in which such Preferred Shares so converted were registered.

8.4	Voting Rights.

A.	General Rights.

(a)        At the Closing prior to a Qualified IPO, the Company shall adopt a dual voting structure on its shares so that, subject to the provisions of the Memorandum and these Articles (including any Article providing for special voting rights), at all general meetings of the Company: (i) Class B Ordinary Shares, Series A-2 Preferred Shares and Series B-2 Preferred Shares (individually, a “High Vote Share” and, collectively, the “High Vote Shares”) shall each have ten votes on all matters at such meetings, and (ii) Class A Ordinary Shares, Series A-1 Preferred Shares and Series B-1 Preferred Shares (individually, a “Low Vote Share” and, collectively, the “Low Vote Shares”) shall each have one vote on all matters at such meetings. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as converted basis shall be rounded to the nearest whole number (with one-half being rounded upward). The Series A Preferred Shares shall have the right to vote separately as a class or series, and the Series B Preferred Shares shall have the right to vote separately as a class or series, in each case with respect to the matters under Article 8.4(B) below.

(b)        Upon and after the completion of a Qualified IPO, the Company shall continue to have a dual voting structure, where subject to the provisions of the Memorandum and these Articles (including any Article providing for special voting rights) Class A Ordinary Shares shall each have one vote on all matters at a general shareholder meeting of the Company, and Class B Ordinary Shares shall each have ten votes on all matters at a general shareholder meeting of the Company (“High Voting Rights”).

(c)        Upon the completion of a Qualified IPO and subject to the provisions of the Memorandum and these Articles (including any Article providing for special voting rights), all the Preferred Shares that are Low Vote Shares shall be automatically converted into Class A Ordinary Shares, and all the Preferred Shares that are High Vote Shares shall be automatically converted into Class B Ordinary Shares.

B.	Protective Provisions. Each Group Company shall not, and Mr. Dong shall cause each Group Company not to, take, permit to occur, approve, authorize, or agree or commit to do any of the following matters, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved in writing in advance by (i) holders of at least 75% of the Series B Preferred Shares on an as converted basis and (ii) the Majority Series A Preferred Holders:

(a) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred Shares;

(b) any action that creates, authorizes the creation of or issues any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Series B Preferred Shares, or increase the authorized number of the Series B Preferred Shares;

(c) any purchase, repurchase, redemption or retirement of any Equity Securities, other than (A) repurchases pursuant to the ESOP or pursuant to other contractual agreements approved by the Board upon termination of a director, employee or consultant and (B) repurchases, redemption or cancellation of Series A Preferred Shares or Series B Preferred Shares pursuant to these Articles;

(d) any amendment or modification to or waiver under any of the Charter Documents of any Group Company in a manner adverse to the Series B Preferred Shares;

(e) adoption, material amendment or termination of the ESOP or any other equity incentive, purchase or participation plan for the benefit of employees, officers, directors, contractors, advisors or consultants of any of the Group Companies;

(f) any transaction with a Related Party, which either is outside the ordinary course of business of any Group Company or which individually, or in a series of transactions, exceeds US$15,000,000 in aggregate in any fiscal year (including but not limited to any expenses and fees payable in respect of any payment channels, bandwith or property leases);

(g) the commencement of or consent to any proceeding seeking (A) to adjudicate it as bankrupt or insolvent, (B) liquidation, winding up, dissolution, reorganization, or other arrangement of any of the Group Companies under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (C) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property;

(h) any investment in a subsidiary, partnership or joint venture that exceeds US$15,000,000, unless an investment and/or internal control policy (the “Investment Policy”) governing such investment exists (in which case, such investment shall solely be subject to compliance with the Investment Policy);

(i) any amendment or termination of the Investment Policy that exists at the Closing;

(j) any divestiture or sale of all or substantially all the asset or business of a Group Company or more than 50% of voting power of a Group Company;

(k) any Deemed Liquidation Event;

(l) an initial public offering of any Equity Securities of any Group Company other than a Qualified IPO;

(m) incurrence of indebtedness or guarantees of indebtedness in excess of equivalent to 10% of the total assets of the Group, whether in a single or series of related transaction(s), except for the purpose of securing borrowings from banks or other financial institutions in the ordinary course of business not exceeding US$25,000,000 (or its equivalence in other currency or currencies), whether in a single or series of related transaction(s), at any time in any fiscal year;

(n) any change in the equity ownership of the Domestic Company or any restatement, amendment, termination or modification to or waiver under any of the Control Documents or entering into any agreements between the Domestic Company or any other entity which relates to the contractual Control of the Domestic Company;

(o) any material change to the business scope or nature of business, or cessation of any business line or entering into any new business lines; or

(p) any change of the size of the board of directors of any Group Company other than changes pursuant to and in compliance with Article 62, and any modifications to the powers of the board of directors of any Group Company.

It is agreed that if the director designated by Tencent gives his/her explicit consent to items subject to these protective provisions or any other matters that need Tencent’s consent, the consent from such director shall constitute the consent from Tencent regarding these matters as required under the Transaction Documents and, without limiting the generality of the foregoing, Tencent shall authorize such director designee to sign any documents relating to the Company’s proposed initial public offering of any Equity Securities that need to be executed by Tencent as a shareholder.

Where any Special Resolution is required to approve any of the matters referred to in this Article 8.4B and such matter has not received the written approval of (i) holders of at least 75% of the Series B Preferred Shares on an as converted basis and (ii) the Majority Series A Preferred Holders, as required by this Article 8.4B, the holders of the Preferred Shares who vote against the Special Resolution shall have the number of votes equal to (i) the votes of all Members who vote for the resolution, plus (ii) one.

8.5	Redemption Rights.

A.	Redemption of Preferred Shares.

(a) Upon written notice of the holders of fifty percent (50%) or more of the then issued and outstanding Series B Preferred Shares, the Company shall redeem all or a portion of the Series B Preferred Shares held by such holders at the Series B Redemption Price, if any of the following events occurs: (v) the Company’s failure to complete a Qualified IPO by the fourth (4th) anniversary of the Closing, (w) any material breach by the Warrantors (as defined in the Subscription Agreement) under the Transaction Documents, (x) the liquidation, dissolution or winding up of the Company, (y) a Deemed Liquidation Event and (z) any redemption by any holder of another series of Preferred Shares in accordance with these Articles. The “Series B Redemption Price” for each Series B Preferred Share redeemed shall be 100% of the Series B Issue Price plus accrued daily interest (on the basis of a 365-day year basis) at a rate of eight percent (8%) per annum and any declared but unpaid dividends on such Series B Preferred Share; provided that, the Series B Redemption Price shall be proportionally adjusted for share splits, share dividends, recapitalization and the like. Notwithstanding anything to the contrary contained herein, no other securities of the Company shall be redeemed unless and until the Company shall have redeemed all of the issued and outstanding Series B Preferred Shares.

(b) Upon written notice of the holders of fifty percent (50%) or more of the then issued and outstanding Series A Preferred Shares, the Company shall redeem all or a portion of the Series A Preferred Shares held by such holders at the Series A Redemption Price, provided that (x) (a) a Qualified IPO, (b) the liquidation, dissolution or winding up of the Company, and (c) a Deemed Liquidation Event, has not been consummated by the Company by the fourth (4th) anniversary of the Closing (as defined in the Prior Subscription Agreement (as defined in the Shareholders Agreement)), or (y) any redemption by any holder of Series B Preferred Shares shall have occurred in accordance with these Articles other than as a result of any breach with respect to Tencent only by the Warrantors (as defined in the Subscription Agreement) under the Transaction Documents pursuant to Article 8.5(A)(a)(w). The “Series A Redemption Price” for each Series A Preferred Share redeemed shall be 100% of the Series A Issue Price plus accrued daily interest (on the basis of a 365-day year basis) at a rate of eight percent (8%) per annum and any declared but unpaid dividends on such Series A Preferred Share; provided that, the Series A Redemption Price shall be proportionally adjusted for share splits, share dividends, recapitalization and the like. Notwithstanding anything to the contrary contained herein, no other securities of the Company shall be redeemed unless and until the Company shall have redeemed all of the issued and outstanding Series B Preferred Shares and Series A Preferred Shares.

B.	A holder of Preferred Shares shall deliver to the Company a written notice (a “Redemption Notice”) of the election by such holder to exercise its redemption rights under this Article 8.5 (the date of delivery of such Redemption Notice being the “Redemption Notice Date”). Upon receipt of such Redemption Notice, the Company shall promptly give a written notice of the redemption request to each of the non-requesting Series B Preferred Shareholders (if a Series B Preferred Shareholder delivers the Redemption Notice) and/or each of the non-requesting Series A Preferred Shareholders (if a Series A Preferred Shareholder delivers the Redemption Notice) stating the existence of such request, the applicable Series B Redemption Price or Series A Redemption Price, the Redemption Closing Date, and the mechanics of redemption. Each of the non-requesting Preferred Shareholders notified by the Company pursuant to this Article 8.5(B) may also elect to require the Company to redeem all or a portion of their Preferred Shares by delivering a separate redemption notice to the Company within fifteen (15) days of the receipt of such written notice from the Company, provided that such holder’s redemption right has been triggered pursuant to Article 8.5(A) above. Each redemption of the Preferred Shares pursuant to Article 8.5 hereof shall have its closing on a date no later than forty five (45) days of the Redemption Notice Date, or on such earlier date as designated by the holder of such Preferred Shares (such date, the “Redemption Closing Date”).

C.	Upon the Redemption Closing Date, each redeeming holder of Preferred Shares shall surrender its certificate or certificates representing such Preferred Shares to be redeemed to the Company and a dated and signed instrument of transfer therefor in the manner and at the place designated by the Company for that purpose, and immediately thereupon on the same date such applicable Series B Redemption Price or Series A Redemption Price shall be paid to the order of the Person whose name appears on the register of members of the Company as the owner of such Shares and each such certificate shall be cancelled. In the event less than all the Shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed Shares. Subject to Article 8.5(D) below, unless there has been a default in payment of the applicable Series B Redemption Price or Series A Redemption Price, upon cancellation of the certificate representing such Preferred Shares to be redeemed, all dividends on such Preferred Shares designated for redemption on the Redemption Closing Date shall cease to accrue and all rights of the holders thereof, except the right to receive the respective applicable Series B Redemption Price or Series A Redemption Price thereof, shall cease and terminate, and such Preferred Shares shall be immediately upon the Redemption Closing Date converted into Ordinary Shares based on the then-effective Conversion Price.

D.	Notwithstanding anything to the contrary hereof, if the Company’s assets or funds legally available for any redemption of Preferred Shares pursuant hereto shall be insufficient to permit the payment of the applicable Series B Redemption Price or Series A Redemption Price in full in respect of each redeeming Preferred Share, those assets or funds, including out of the share premium account and capital, subject to the Statute, which are legally available shall be, to the extent permitted by applicable Law (a) first utilized to fully redeem Series B Preferred Shares requested and entitled to be redeemed on a pro rata basis and (a) secondly utilized to fully redeem Series A Preferred Shares requested and entitled to be redeemed on a pro rata basis. With respect to any remaining Preferred Shares to be redeemed pursuant to this Article 8.5, each of the redeeming holders of the Preferred Shares may choose, at its sole discretion, either (i) request the Company to (and the Company upon such request shall) execute and deliver to such redeeming holder a convertible promissory note (the “Convertible Note”) for the full amount of the redemption payment due but not paid to such holder pursuant to this Article 8.5; provided, that such Convertible Note shall be due and payable no later than twelve (12) months of the Redemption Closing Date, the full amount due under such Convertible Note shall accrue interest daily (on the basis of a 365-day year) at a rate of eight percent (8%) per annum, and each holder of such Convertible Note shall have the right, at its option, to convert the unpaid principal amount of the Convertible Note and the accrued but unpaid interest thereon, into applicable Preferred Shares at a per share conversion price equal to the applicable Preferred Share Issue Price; or (ii) request the Company to (and the Company upon such request shall) carry forward and redeem the remaining Preferred Shares to be redeemed as soon as the Company has legally available funds to do so, in accordance with the payment priority set forth in Article 8.5(A) above and in a pro-rata manner among holders of Preferred Shares in the same payment priority; provided that, without limiting any rights of the redeeming Preferred Shareholders set forth in these Articles, or are otherwise available under the applicable Laws, the balance of any Preferred Shares subject to redemption hereunder with respect to which the Company has become obligated to pay the applicable Series B Redemption Price or Series A Redemption Price but which it has not paid in full, shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such Preferred Shares had prior to the Redemption Closing Date, until the applicable Series B Redemption Price or Series A Redemption Price and all other redemption payments (including without limitation any dividend and other distribution, if any) accrued after the Redemption Closing Date have been paid in full with respect to such Preferred Shares in accordance with the payment priority set forth in Article 8.5(A) above and in a pro-rata manner among holders of Preferred Shares in the same payment priority. In addition, if the Company fails (for whatever reason) to redeem any of the Preferred Shares redeemable on the Redemption Closing Date, as from such date until the date on which the same are redeemed the Company shall not declare or pay, other than solely for the purpose of the payment of the applicable Series B Redemption Price or Series A Redemption Price, any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

E.	To the extent permitted by the applicable Laws, the Company shall procure that the profits of each of the Group Companies for the time being available for distribution shall be paid to it by way of dividend and/or other distribution if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Preferred Shares required to be made pursuant to this Article 8.5.

F.	Without limiting the generality of the foregoing Article 8.5(E), at all times after the receipt of a Redemption Notice, the Company shall take any and all action necessary and use its best endeavors to (i) borrow funds from available sources, (ii) declare and pay a cash dividend and/or any other distribution, and/or (iii) sell, transfer or otherwise dispose of any and all of its properties and assets, and apply any and all proceeds from any of the foregoing transactions for the purpose of the payment of the applicable Series B Redemption Price or Series A Redemption Price pursuant to this Article 8.5.

G.	Each of the Group Companies and each holder of Ordinary Shares shall execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of this Article 8.5. The Company shall and shall cause the Group Companies and the holders of Ordinary Shares to use their best efforts to ensure that the rights granted under this Article 8.5 to the redeeming Preferred Shareholders are effective and that the redeeming Preferred Shareholders enjoy the benefits thereof. The Company shall and shall cause each of the Group Companies and the holders of Ordinary Shares to use its best efforts and take any and all actions as may be necessary, advisable or reasonably requested by the redeeming Preferred Shareholders in order to carry out the transactions contemplated by this Article 8.5 and to protect the rights of the redeeming holders under this Article 8.5 against impairment.

H.	In addition to and without prejudice to the generality of Article 8.5(G) above, in the event any transaction proposed, or voted in favor of, by a redeeming holder of Preferred Shares in connection with the exercise of its redemption right is to be brought to a vote at a shareholder meeting of the Company, each holder of other class or series of Shares entitled to vote at such meeting agrees:

(1) to be present, in person or by proxy, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings and the presence of the number of votes necessary for the effectiveness of any shareholder resolutions;

(2) to vote (in person, by proxy or by action by written consent, as applicable) all shares of the capital securities of the Company as to which it has beneficial ownership in favor of such transaction and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such transaction; and

(3) to execute and deliver all related documentation and take such other action in support of the transaction as shall reasonably be requested by the redeeming Preferred Shareholders.

I.	If applicable Laws and regulations or Governmental Order (including without limitation any new Laws and regulations relating to foreign investment in the PRC) make it illegal or undesirable for any Investor to hold, or prohibit such Investor from holding, any Shares in the Company, at the election of such Investor in its sole discretion, the Company shall redeem all (but not less than all) of the Preferred Shares held by such Investor at the price that equals the higher of (1) the sum of (x) 100% of the Preferred Share Issue Price, in respect of each of the Preferred Shares held by such Investor, and (y) any declared but unpaid dividends on such Preferred Share, or (2) the fair market value of each Preferred Share (exclusive of any liquidity event, fire sale or minority ownership discounts) as determined by an independent appraiser mutually agreed to by the Company and either (i) the Majority Series B Preferred Holders (in the event that Series B Preferred Shares held by such Investor are being redeemed) or (ii) the Majority Series A Preferred Holders (in the event that Series A Preferred Shares held by such Investor are being redeemed). The redeeming Investor shall deliver to the Company a written notice of the election by it to exercise its redemption rights under this Article 8.5(I), and the Company shall effect such repurchase on a date no later than forty five (45) days of the delivery of such notice. Articles 8.5(A), (C), (D), (E), (F), (G) and (H) shall mutatis mutandis apply to the repurchase effected pursuant to this Article 8.5(I), to the extent applicable (for the avoidance of doubt the part relating to other holder(s) of Shares participating in the share repurchase shall not apply). A repurchase pursuant to this Article 8.5(I) shall be deemed an Exempted Distribution.

REGISTER OF MEMBERS

9.	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members or to vote in person or by proxy at any meeting of Members.

FIXING RECORD DATE

10.	The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

11.	If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

12.	Unless otherwise resolved by the Directors, a Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorized by the Directors. The Directors may authorize certificates to be issued with the authorized signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles (including Article 8), no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

13.	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

14.	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

15.	The Shares of the Company are subject to transfer restrictions as set forth in the Shareholders Agreement, by and among the Company and certain of its Members. The Company will register transfers of Shares that are made in accordance with such agreements and will not register transfers of Shares that are not made in accordance with such agreements. The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

16.	Subject to the provisions of the Statute and these Articles (including Article 8), the Company is permitted to redeem, purchase or otherwise acquire any of the Company’s Shares, so long as such redemption, purchase or acquisition (i) is pursuant to any redemption provisions set forth in these Memorandum and Articles, (ii) is pursuant to the ESOP, or (iii) is as otherwise agreed by the holder of such Share and the Company, subject in the case of clause (ii) in compliance with any applicable restrictions set forth in the Shareholders Agreement, the Memorandum and these Articles (including Article 8).

17.	Subject to the provisions of the Statute and these Articles (including Article 8), the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. Subject to the provisions of the Statute and these Articles (including Article 8), the Directors may authorize the redemption or purchase by the Company of its own Shares in such manner and on such terms as they think fit and may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

18.	Subject to these Articles (including Article 8), if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may only be varied with the consent in writing of Members holding not less than two thirds of the votes entitled to be cast by holders (in person or by proxy) of Shares on a poll at a general meeting of such class affected by the proposed variation of rights or with the sanction of a resolution of such Members holding not less than two thirds of the votes which could be cast by holders (in person or by proxy) of Shares of such class on a poll at a general meeting but not otherwise.

19.	For the purpose of the preceding Article, all of the provisions of these Articles relating to general meetings shall apply, to the extent applicable, mutatis mutandis, to every such separate meeting except that the necessary quorum shall be one or more Persons holding or representing by proxy at least two thirds of the issued Shares of such class and that any Member holding Shares of such class, present in person or by proxy, may demand a poll.

20.	Subject to these Articles (including Article 8), the rights conferred upon the holders of Shares or any class of Shares shall not, unless otherwise expressly provided by the terms of issue of such Shares, be deemed to be varied by (i) the mere creation, redesignation, or issue of Shares ranking pari passu therewith, (ii) the redemption or purchase of Shares of any class or series by the Company, or (iii) the change to the director’s appointment rights of any shareholders of the Company.

COMMISSION ON SALE OF SHARES

21.	The Company may, with the approval of the Board, so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

22.	The Company shall not be bound by or compelled to recognize in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

23.	If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognized by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

24.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee, but the Directors shall, in any case, have the same right to decline or suspend registration as they would have had in the case of a transfer by that Member before his death or bankruptcy pursuant to Article 15. If he or she elects to become the holder, he or she shall give written notice to the Company to that effect.

25.	If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

26.	Subject to these Articles (including Article 8), the Company may by Ordinary Resolution:

A.	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

B.	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

C.	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

D.	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

E.	perform any action not required to be performed by Special Resolution.

27.	Subject to the provisions of the Statute and the provisions of these Articles (including Article 8) as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

A.	change its name;

B.	alter or add to these Articles;

C.	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and.

D.	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

28.	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

29.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

30.	The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings, the report of the Directors (if any) shall be presented.

31.	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

32.	A Members requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition, not less than ten percent (10%) of the paid up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company,

33.	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

34.	If the Directors do not within twenty (20) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty (20) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty (20) days.

35.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

36.	At least twenty (20) days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat (including the Series A Preferred Shares on an as converted basis), and (ii) by the Majority Series A Preferred Holders (or their proxies). Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat (including the Series A Preferred Shares on an as converted basis), and (ii) by the Majority Series A Preferred Holders (or their proxies).

37.	The officer of the Company who has charge of the Register of Members of the Company shall prepare and make, at least two (2) days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

38.	The holders of a majority of the aggregate voting power of all of the Ordinary Shares entitled to notice of and to attend and vote at such general meeting (including the Preferred Shares on an as converted basis), the Majority Series A Preferred Holders and the Majority Series B Preferred Holders, together present in person or by proxy or, if a company or other non-natural Person, by its duly authorized representative, shall be a quorum (subject to Article 41). Subject to Article 41, no business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business.

39.	A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

40.	A resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if:

A.	in the case of a Special Resolution, it is signed by all Members required for such Special Resolution to be deemed effective under the Statute; or

B.	in the case of any resolution passed other than as a Special Resolution, it is signed by Members for the time being holding Shares carrying in aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a general meeting at which all Shares entitled to vote thereon were present and voted (calculated in accordance with Article 8.4(A)) (or, being companies, signed by their duly authorized representative).

41.	A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares of the Company represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented; provided that, if notice of such meeting has been duly delivered to all Members twenty (20) days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within three hours from the time appointed for the meeting solely because of the absence of the Majority Series A Preferred Holders or the Majority Series B Preferred Holders, the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all Members five (5) days prior to the adjourned meeting in accordance with the notice procedures under Articles 105 through 109 and if at the adjourned meeting the quorum is not present within three hours from the time appointed for the meeting solely because of the absence of the Majority Series A Preferred Holders or the Majority Series B Preferred Holders, then the separate requirement that the Majority Series A Preferred Holders or the Majority Series B Preferred Holders, as applicable, be present for a quorum to be established shall not apply to such adjourned meeting for purposes of establishing a quorum. At such adjourned meeting, any business that might have been transacted at the meeting as originally notified may be transacted.

42.	The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within twenty (20) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their number, or shall designate a Member, to be chairman of the meeting.

43.	With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

44.	A resolution put to the vote of the meeting shall be decided by poll and not on a show of hands.

45.	On a poll, a Member shall have one vote for each Ordinary Share he holds on an as converted basis, unless any Share carries special voting rights.

46.	Except on a poll on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

47.	A poll on a question of adjournment shall be taken forthwith.

48.	A poll on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

49.	Except as otherwise required by Law or these Articles (including Article 8), the Ordinary Shares and the Preferred Shares shall vote together on an as converted basis on all matters submitted to a vote of Members.

50.	In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

51.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

52.	No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

53.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

54.	Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

55.	A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

56.	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorized in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorized for that purpose. A proxy need not be a Member of the Company.

57.	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting.

58.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

59.	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

60.	Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

61.	Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS AND OBSERVER

62.	The holders of the Ordinary Shares and the Preferred Shares are entitled to appoint the Directors and observer (if applicable) of the Company according to the following provisions:

62.1	Directors.

A.	Upon and after the Closing and prior to a Qualified IPO, the authorized number of directors on the Board shall be three (3) Directors, each having one (1) vote for each of the matters submitted to the Board and being appointed as follows: (a) the holders of Series B Preferred Shares shall have the right to appoint one (1) Director (the “Series B Director”), who (1) shall be designated by Tencent for so long as Tencent holds all of the Series B Preferred Shares it acquired at the Closing and (2) shall be included on any committee of the Board, (b) YY shall have the right to appoint two (2) Directors.

B.	Upon and after the consummation of a Qualified IPO, the Board shall consist of at least five (5) Directors including no less than two (2) independent Directors and, for as long as Tencent and its Affiliates collectively hold 20% of the issued share capital of the Company on a fully diluted basis, Tencent shall have the right to appoint at least one (1) Director. Notwithstanding the foregoing, any holder of a majority of the voting power in the Company shall have the right to appoint up to the lowest number of Directors that (x) constitutes a majority of the Directors and (y) is no less than proportionate to its voting power in the Company.

C.	Any Director designated pursuant to Article 62.1A and Article 62.1B may be removed from the Board, either for or without cause, only upon the vote or written consent of the Person or group of Persons then entitled to designate such Director pursuant to Article 62.1A and Article 62.1B. Any Person or group of Persons then entitled to designate any individual to be elected as a Director on the Board shall have the exclusive right at any time or from time to time to remove any such Director occupying such position and to fill any vacancy caused by the death, disability, retirement, resignation or removal of any Director occupying such position or any other vacancy therein, and each other Party agrees to cooperate with such Person or group of Persons in connection with the exercise of such right. Prior to a Qualified IPO of the Company, each Party that is a holder of voting securities of the Company agrees to always vote such holder’s respective voting securities of the Company at a meeting of the members of the Company (and give written consents in lieu thereof) in support of the foregoing. It is agreed that this Article 62.1C shall be subject to the applicable corporate governance requirements under the listing rules of the stock exchange on which the Company’s shares are listed upon and after the completion of a Qualified IPO of the Company.

D.	The Series B Director appointed by Tencent shall be entitled to (A) enter into an indemnification agreement with the Company in form and substance reasonably satisfactory to Tencent, (B) the veto right on the grant of awards under the ESOP if the vesting schedule for such award materially deviates from the Agreed Vesting Schedule or the exercise price of such award is substantially lower than the then fair value of the Ordinary Shares at the time of such grant, and (C) the right to review and discuss the Company’s draft annual budget or annual business and financial plan with the management of the Company.

62.2	Observer. Each of Ping An and Engage shall be entitled to appoint one observer (the “Observer”) to attend all meetings of the Board and all subcommittees of the Board, in a nonvoting observer capacity and the Company shall give such Observer copies of all notices, minutes, consents, and other materials that the Company provides to the Company’s Directors at the same time and in the same manner as provided to such Directors. Each Observer shall be entitled to be reimbursed for all reasonable out-of-pocket expenses incurred in connection with attending board or committee meetings.

POWERS OF DIRECTORS

63.	Subject to the provisions of the Statute, the Memorandum and these Articles (including Article 8) and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with these Articles (including Article 8). No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

64.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine.

65.	Subject to these Articles (including Article 8), the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

66.	Subject to these Articles (including Article 8), the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

67.	The office of a Director shall be vacated if:

A.	such Director gives notice in writing to the Company that he or she resigns the office of Director; or

B.	such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

C.	such Director is found to be or becomes of unsound mind.

68.	Any Director who shall have been elected by a specified group of Members may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 62, given at a special meeting of such Members duly called or by an action by written consent for that purpose. Any vacancy in the Board of Directors caused as a result of such removal or one or more of the events set out in Article 67 of any Director who shall have been elected by a specified group of Members, may be filled by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 62, given at a special meeting of such Members duly called or by an action by written consent for that purpose, unless otherwise agreed upon among such Members.

PROCEEDINGS OF DIRECTORS

69.	A Director may by a written instrument appoint an alternate who need not be a Director, and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director. At all meetings of the Board of Directors a majority of the number of the Directors in office elected in accordance with Article 62 shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the number of votes held by the Directors present (in person or in alternate) at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Statute, the Memorandum or these Articles. If only one Director is elected, such sole Director shall constitute a quorum. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting, until a quorum shall be present, provided that, if notice of the board meeting has been duly delivered to all directors of the Board prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within three hours from the time appointed for the meeting, the meeting shall be adjourned to the fifth (5th) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all directors no less than three (3) days prior to the adjourned meeting in accordance with the notice procedures hereunder and, if at the adjourned meeting, the quorum is not present within three hours from the time appointed for the meeting, then the presence of a majority of the number of the Directors in office elected in accordance with Article 62 shall be necessary and sufficient to constitute a quorum for the transaction of business at such adjourned meeting.

70.	Subject to the provisions of these Articles (including Article 8), the Directors may regulate their proceedings as they think fit, provided however that the board meetings shall be held at least once each financial year unless the Board otherwise approves and that the written notice of each meeting given to the Directors shall include an agenda of the business to be transacted at the meeting.

71.	A Person may participate in a meeting of the Directors or committee of the Board of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

72.	A resolution in writing (in one or more counterparts) signed by no less than a majority of the number of votes held by the Directors or a majority of the number of the members of a committee of the Board of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Board of Directors, as the case may be, duly convened and held.

73.	Meetings of the Board of Directors may be called by any Director on seven (7) days’ notice to each Director in accordance with Articles 105 through 109.

74.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

75.	The Directors may elect a chairman of their board and determine the period for which he or she is to hold office; but if no such chairman is elected, or if at any meeting the chairman shall not be present within twenty (20) minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting. The chairman of the Board shall have a casting vote in case of an equality of votes at the Board.

76.	All acts done by any meeting of the Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director.

DIRECTORS’ INTERESTS

77.	Subject to Article 80, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

78.	Subject to Article 80, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

79.	Subject to Article 80, a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

80.	In addition to any further restrictions set forth in these Articles (including Article 8), no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, and any such director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest (and if he votes his vote shall be counted) and shall be counted towards a quorum of those present at such meeting, in each case so long as the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to and are known by the other Directors. A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under this Article.

MINUTES

81.	The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

82.	Subject to these Articles (including Article 8), the Board of Directors may, establish any committees and approve the delegation of any of their powers to any committee consisting of one or more Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee.

83.	The Board of Directors may also, subject to Article 8.4(B), delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director. Any such delegation may be made subject to any conditions the Board of Directors, subject to Article 8.4(B), may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

84.	Subject to these Articles (including Article 8), the Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorized signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorized signatories as the Directors may think fit and may also authorize any such attorney or authorized signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

85.	Subject to these Articles (including Article 8), the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

86.	There is no minimum shareholding required to be held by a Director.

REMUNERATION OF DIRECTORS

87.	The remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Board or one of its committees (subject to Article 8.4(B)). The Directors shall also be entitled to be paid all reasonable travelling, hotel and other out-of-pocket expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company.

88.	The Directors may by resolution of the majority of the Board or one of its committees subject to Article 8.4(B)) approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his or her remuneration as a Director.

SEAL

89.	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorized by the Board of Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

90.	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

91.	A Director or an officer authorized by the Board of Directors, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

92.	Subject to the Statute and these Articles (including Article 8), the Directors may declare dividends and distributions on Shares in issue and authorize payment of the dividends or distributions out of the assets of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realized or unrealized profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

93.	All dividends and distributions shall be declared and paid according to the provisions of Article 8.

94.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

95.	Subject to the provisions of these Articles (including Article 8), the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

96.	Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

97.	No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

98.	Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend that remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

99.	Subject to these Articles (including Article 8), the Directors may capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Article 8 hereof and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorize any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

100.	The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting or in a written agreement binding on the Company, including the Shareholders Agreement.

101.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Law.

AUDIT

102.	Subject to the Articles (including Article 8), the Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

103.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

104.	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

105.	Except as otherwise provided in these Articles, notices shall be in writing. Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the Register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director).

106.	Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax to a fax number provided by the intended recipient, service of the notice shall be deemed to be effected when the receipt of the fax is acknowledged by the recipient. Where a notice is given by electronic mail to the electronic mail address provided by the intended recipient, service shall be deemed to be effected when the receipt of the electronic mail is acknowledged by the recipient.

107.	A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

108.	Notice of every general meeting shall be given in any manner hereinbefore authorized to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

109.	Whenever any notice is required by Law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

110.	If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed, in accordance with Article 8.

111.	If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to these Articles (including Article 8), determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

112.	To the maximum extent permitted by applicable Law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director or officer or trustee. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article or pursuant to a written agreement binding upon the Company, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable Law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

113.	To the maximum extent permitted by applicable Law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

114.	Unless the Directors otherwise prescribe in accordance with Article 8, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

115.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution and the written consents of the Majority Series A Preferred Holders and the Majority Series B Preferred Holders, have the power to register by way of continuation as a body corporate under the Laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

PREEMPTIVE RIGHT

116.	Preemptive Right. The Company hereby grants (a) to each of the Investors (for so long as such Investor holds any Shares of the Company) (collectively, the “Rights Holders”) the right of first refusal to purchase such Rights Holder’s Preemptive Pro Rata Share (as defined in Article 118 below) pursuant to Article 119 below, and (b) to each of the Rights Holders participating in (a) above the right to purchase any New Securities unpurchased in (a) pursuant to Article 120 below, of all (or any part) of any New Securities (as defined below) that the Company may from time to time issue after the date of the Shareholders Agreement ((a) and (b) collectively, the “Preemptive Right”). For the avoidance of doubt, the Preemptive Rights of each Investor pursuant to this Article 116 will not apply to any issuance of Equity Securities by the Company to Tencent during the Purchase Right Period in accordance with Article 126A.

117.	[Reserved]

118.	A Rights Holder’s “Preemptive Pro Rata Share” for purposes of the Preemptive Rights under Articles 116 to 121 is the ratio of (a) the number of Ordinary Shares (including Preferred Shares on an as-converted basis) held by such Rights Holder, to (b) the total number of Ordinary Shares (including Preferred Shares on an as-converted basis) then outstanding immediately prior to the issuance of New Securities giving rise to the Preemptive Rights.

119.	First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Rights Holder shall have ten (10) Business Days from the date of receipt of any such First Participation Notice to agree in writing to purchase up to such Rights Holder’s Preemptive Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder’s Preemptive Pro Rata Share. If any Rights Holder fails to so respond in writing within such ten (10) Business Day period, then such Rights Holder shall forfeit the right hereunder to purchase its Preemptive Pro Rata Share of such New Securities, but shall not be deemed to forfeit any right with respect to any other issuance of New Securities.

120.	Second Participation Notice; Oversubscription. If any Rights Holder fails or declines to exercise its Preemptive Rights, in accordance with Article 119 above, the Company shall promptly give notice (the “Second Participation Notice”) to the participating Rights Holders who exercised in full their Preemptive Rights (the “Oversubscription Participants”) in accordance with Article 119 above. Each Oversubscription Participant shall have five (5) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Preemptive Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within two (2) Business Days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each Oversubscription Participant will be cut back by the Company with respect to its oversubscription to such number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (including Preferred Shares on an as-converted basis) held by such Oversubscription Participant and the denominator of which is the total number of Ordinary Shares (including Preferred Shares on an as-converted basis) held by all the Oversubscription Participants.

121.	Upon the expiration of the Second Participation Period, or in the event no Rights Holder exercises the Preemptive Rights within ten (10) Business Days following the issuance of the First Participation Notice, the Company shall have ninety (90) days thereafter to complete the sale of the New Securities described in the First Participation Notice with respect to which the Preemptive Rights hereunder were not exercised at the same or higher price and upon non-price terms not more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to Articles 116 to 121.

121A.	If any Rights Holder elects to purchase New Securities, then payment for the New Securities to be purchased by such Rights Holder in accordance with Articles 116 to 121 shall be made by wire transfer in immediately available funds of the appropriate currency, against delivery of such New Securities (including the delivery of share certificates or other instruments evidencing the issue of New Securities thereof) to be purchased, at a time and place agreed to by the Company and the Rights Holders that have elected to purchase a majority of the New Securities, but if they cannot agree, then at the principal place of business of the Company on the 45th day after the Company’s receipt of the Rights Holder’s notice to the Company in respect of its election to purchase New Securities.

121B.	The Company shall cause each subscriber of New Securities to execute and deliver a deed of adherence (the “Deed of Adherence”) to join in and be bound by the terms of the Shareholders Agreement as an “Investor” (if not already a Party (as defined in the Shareholders Agreement) hereto) upon and after such issuance.

RESTRICTIONS ON TRANSFER

122.	[Reserved]

123.	For the avoidance of doubt, each Investor may Transfer any Equity Securities of the Company now or hereafter owned or held by it subject to: (i) such Transfer is effected in compliance with all applicable Laws and (ii) the transferee shall execute and deliver a Deed of Adherence to join in and be bound by the terms of the Shareholders Agreement as an “Investor” (if not already a Party (as defined in the Shareholders Agreement) thereto) upon and after such Transfer. The Company shall update its register of members upon the consummation of any such permitted Transfer; (iii) each Investor shall not Transfer any Equity Securities of the Company now or hereafter owned or held by it to any competitor of the Company without the prior written consent of the Company, the list of such competitors is attached to the Shareholders Agreement as Schedule I-C, and the list may be updated by the Company and the Investors jointly by written consent from time to time; and (iv) such Transfer shall be subject to Articles 127 to 137 and Articles 143 to 145 below. Each Investor shall be entitled to disclose to any bona fide proposed transferee any information, documents or materials concerning the Company known to or in possession of such Investor, and the Company shall provide any assistance or cooperation reasonably requested by such Investor or the proposed transferee in connection with such proposed transferee’s due diligence investigation of the Company.

124.	Notwithstanding anything herein to the contrary,

A.	prior to the consummation of a Qualified IPO, in the event of any direct or indirect sale, transfer, assignment or disposition (“Disposal”) of any High Vote Shares to a party other than any of Mr. Dong, YY or Tencent or their respective Affiliates (collectively, the “High Vote Holders”), such High Vote Shares shall, automatically and immediately upon and after such Disposal, convert into an equal number of Class A Ordinary Shares (in the case of a Disposal of Class B Ordinary Shares), Series A-1 Preferred Shares (in the case of a Disposal of Series A-2 Preferred Shares) and Series B-1 Preferred Shares (in the case of a Disposal of Series B-2 Preferred Shares); provided that the creation of any pledge, charge, encumbrance or other third party right of whatever description on any High Vote Shares to secure a holder’s contractual or legal obligations shall not be deemed as a Disposal of such High Vote Shares hereunder unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in the third party holding legal title to the related High Vote Shares, in which case a Disposal shall be deemed to have occurred and all the related High Vote Shares shall, automatically and immediately upon and after such Disposal, entitle their holders to only one (1) vote per Share (without prejudice to any other rights and privileges of such High Vote Shares as set forth in the Memorandum and these Articles); and

B.	upon and after the consummation of a Qualified IPO, in the event of any Disposal of any Class B Ordinary Shares to a party other than the High Vote Holders, such Class B Ordinary Shares shall, automatically and immediately upon and after such Disposal, convert into an equal number of Class A Ordinary Shares; provided that the creation of any pledge, charge, encumbrance or other third party right of whatever description on any Class B Ordinary Shares to secure a holder’s contractual or legal obligations shall not be deemed as a Disposal of such Class B Ordinary Shares hereunder unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in the third party holding legal title to the related Class B Ordinary Shares, in which case a Disposal shall be deemed to have occurred and all the related Class B Ordinary Shares shall, automatically and immediately upon and after such Disposal, convert into an equal number of Class A Ordinary Shares.

125.	Any Transfer of Equity Securities of the Company not made in compliance with these Articles shall be null and void as against the Company, shall not be recorded on the books of the Company and shall not be recognized by the Company or any other Party.

126.	Each existing or replacement certificate for the Ordinary Shares now owned or hereafter acquired by any holder and its permitted transferees shall bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDERS AGREEMENT (AS AMENDED FROM TIME TO TIME) BY AND BETWEEN THE SHAREHOLDER, THE COMPANY AND CERTAIN OTHER PARTIES THERETO.”

The Company may annotate its register of members with an appropriate, corresponding legend. At such time as the related Equity Securities are no longer subject to the Shareholders Agreement, the Company shall, at the request of the holder of such Equity Securities, issue replacement certificates for such Equity Securities without such legend.

In order to ensure compliance with the terms of the Articles, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and, if the Company acts as transfer agent for its own securities, it may make appropriate notations to the same effect in its own records.

126A.

A.	Within a period commencing on the second anniversary of the Closing and ending on the third anniversary of the Closing (the “Purchase Right Period”), so long as Tencent holds a number of Shares no less than 95% of the Shares that it acquires at the Closing (or the equivalent amount of Ordinary Shares, if such Shares have been converted), Tencent shall at its sole discretion have an exclusive right but not an obligation to purchase such number of Shares directly from the Company and/or from YY (subject to any applicable co-sale right of holders of Series A Preferred Shares pursuant to Articles 138 to 142) so that Tencent’s total voting power in the Company shall be 50.10% on an as-converted and fully-diluted basis immediately upon the completion of such purchase; provided that the purchase price per Share shall be the Fair Market Price.

B.	If and when Tencent exercises its purchase right during the Purchase Right Period, YY has the priority to sell its Shares (subject to any applicable co-sale right of holders of Series A Preferred Shares pursuant to Articles 138 to 142) to Tencent at its discretion. If YY decides not to sell any or sells only a portion of the Shares (subject to any applicable co-sale right of holders of Series A Preferred Shares pursuant to Articles 138 to 142) that Tencent intends to purchase, the Company shall issue new Shares, all of which shall have High Voting Rights, in a new offering (a “New Offering”) to Tencent so that immediately after the completion of YY’s transfer (subject to any applicable co-sale right of holders of Series A Preferred Shares pursuant to Articles 138 to 142), a New Offering or a combination of the foregoing, Tencent’s total voting power in the Company will be no less than 50.10%, on an as-converted and fully diluted basis.

C.	For purposes of this Article 126A, a “Qualified Financing” means a bona fide financing of the Company with the total investment proceeds of no less than US$50 million or with the new issuance of shares in an amount equivalent to no less than 3% of the total issued share capital of the Company calculated on a fully diluted basis prior to the closing of such financing, and the “Fair Market Price” means the higher of (i) the price per Share based on the Company’s post-money valuation upon the Closing, and (ii) either (1) a per Share issue price for the most recent Qualified Financing of the Company, if the Company has not then completed a Qualified IPO at the time of Tencent’s exercise of such purchase right, or (2) the average of closing trading prices in the last 20 trading days prior to the Company’s and YY’s receipt of Tencent’s written notice to exercise such purchase right, if the Company is then a public company.

D.	Tencent’s right to purchase additional shares pursuant to this Article 126A is non-transferrable and can only be exercised once during the Purchase Right Period. Such right to purchase additional shares shall be terminated from and after the time when Tencent holds a number of shares less than 95% of shares that it acquires at the Closing (or the equivalent amount of Ordinary Shares, if such Shares have been converted).

RIGHTS OF FIRST REFUSAL

127.	If any holder of Shares proposes to Transfer any Shares or any interest therein to any Person that is not an Affiliate of such holder, then such holder shall give each of YY (unless YY is such holder, and so long as YY holds any Shares in the Company) and Tencent (unless Tencent is such holder, and so long as Tencent holds at least 95% of the Shares that it acquired at the Closing) (each such holder, when Transferring Equity Securities of the Company, shall be referred to as a “Transferor”), written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which shall include (a) a description of the Shares to be transferred (the “Offered Shares”), (b) the identity and address of the prospective transferee and (c) the consideration and the material terms and conditions upon which the proposed Transfer is to be made.

128.	The Transfer Notice shall certify that the Transferor has received a definitive offer from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

129.

A.	In the event that any Transferor (other than Tencent and YY) is proposing to Transfer any Shares to any third party purchase that is not an Affiliate of such Transferor, Tencent (for so long as Tencent holds at least 95% of Series B Preferred Shares that it acquired at the Closing) and YY shall have an option for a period of ten (10) Business Days following receipt of the Transfer Notice (the “Option Period”) to elect to purchase all or any portion of the Offered Shares at the same price and subject to the same terms and conditions as described in the Transfer Notice, on a pro rata basis in proportion to the aggregate number of Ordinary Shares held by Tencent and YY (including any Preferred Shares on an as-converted to Ordinary Share basis), by notifying the Transferor in writing before expiration of the Option Period as to the number of such Offered Shares that it wishes to purchase.

B.	In the event that either Tencent or YY is the Transferor proposing to Transfer any Shares to any third party purchaser that is not an Affiliate of such Transferor, Tencent (in the event that YY is the Transferor, and for so long as Tencent holds at least 95% of Series B Preferred Shares that it acquired at the Closing) or YY (in the event Tencent is the Transferor) shall have an option in the Option Period to elect to purchase all or any portion of the Offered Shares, subject to any applicable co-sale right of holders of Series A Preferred Shares pursuant to Articles 138 to 142, at the same price and subject to the same terms and conditions as described in the Transfer Notice, by notifying the Transferor in writing before expiration of the Option Period as to the number of such Offered Shares that it wishes to purchase.

130.	[Reserved]

131.	If either YY or Tencent, as applicable, does not exercise its right to purchase its full entitlement of the Offered Shares, pursuant to Article 129(A), the Transferor shall deliver written notice thereof (the “Second Notice”), within five (5) days after the expiration of the Option Period, to the other Investor between YY and Tencent that has exercised its right to purchase its full entitlement of the Offered Shares pursuant to Article 129(A), and such other Investor shall be entitled to and may elect to purchase the unpurchased Offered Shares (an “Exercising Shareholder”) at the same price and subject to the same terms and conditions as described in the Transfer Notice. The Exercising Shareholder may exercise the right to purchase such unpurchased Offered Shares by notifying the Transferor in writing within ten (10) Business Days after receipt of the Second Notice.

132.	Subject to applicable securities Laws, each of Tencent and YY, as applicable, shall be entitled to apportion the Offered Shares to be purchased among its Affiliates, provided that it notifies the Transferor in writing and such Affiliates shall execute and deliver such documents and take such other actions as may be necessary for such Affiliates to join in and be bound by the terms of the Shareholders Agreement as an “Investor” (if not already a Party hereto) upon and after such Transfer.

133.	If Tencent or YY, as applicable, gives the Transferor notice that it desires to purchase Offered Shares, and, as the case may be, any re-allotment, then payment for the Offered Shares to be purchased (subject to any applicable co-sale right of holders of Series A Preferred Shares pursuant to Articles 138 to 142) shall be made by check (if agreeable to the Transferor), or by wire transfer in immediately available funds of the appropriate currency, and the Company will deliver an updated register of members reflecting Tencent or YY, as applicable, as the holder of such Offered Shares purchased (subject to any applicable co-sale right of holders of Series A Preferred Shares pursuant to Articles 138 to 142), at a place agreed to by the Transferor and the Exercising Shareholders and at the time of the scheduled closing therefor, but if they cannot agree, then at the principal executive offices of the Company on the 45th day after the Company’s receipt of the Transfer Notice, unless such notice contemplated a later closing date with the prospective transferee or unless the value of the purchase price has not yet been established pursuant to Articles 134 to 137, in which case the closing shall be on such later date or as provided in Article 137. The Company shall update its register of members upon the consummation of any such Transfer.

134.	Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Exercising Shareholder shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.

135.	If the Transferor and the Exercising Shareholder cannot agree on such cash value within the Option Period, the valuation shall be made by an appraiser of internationally recognized standing jointly selected by agreement of the Transferor and the Exercising Shareholder or, if they cannot agree on an appraiser within the Option Period, the Transferor on one side and the Exercising Shareholders on the other side shall each select an appraiser of internationally recognized standing and such appraisers shall designate another appraiser of internationally recognized standing, whose appraisal shall be determinative of such value and shall be final and binding on the Transferor and the Exercising Shareholder.

136.	The cost of such appraisal shall be shared equally by the Transferor, on the one hand, and the Exercising Shareholder pro rata based on the number of Offered Shares such Exercising Shareholder is purchasing, on the other hand.

137.	If the value of the purchase price offered by the prospective transferee is not determined within 45 days following the Company’s receipt of the Transfer Notice from the Transferor, the closing of the purchase of Offered Shares by the Exercising Shareholder shall be held on or prior to the fifth (5th) Business Day after such valuation shall have been made pursuant to this Article 137.

RIGHT OF CO-SALE

138.	Prior to a Qualified IPO, if (x) YY is the Transferor, and (y) the Transfer will cause a change of Control of the Group, then (a) YY shall deliver to each holder of Series A Preferred Shares a written notice (the “Co-Sale Notice”) specifying (1) a description of the Offered Shares, including the number of the Offered Shares (the Co-Sale Shares) and the maximum number of Series A Preferred Shares that such holder of Series A Preferred Shares may participate in sale, (2) the identity and address of the prospective transferee, and (3) the consideration and the material terms and conditions upon which the proposed Transfer is to be made, and (b) each holder of Series A Preferred Shares shall be entitled to, and may elect to, participate in the Transfer by YY to the prospective transferee identified in the Co-Sale Notice of the Offered Shares on the same terms and conditions as specified in the Co-Sale Notice, by delivering to YY, within ten (10) days following delivery of the Co-Sale Notice, a written notice indicating the number of Series A Preferred Shares that the holder wishes to sell under its right to participate, provided that, if Tencent is the transferee pursuant to Tencent’s exercise of its purchase right in accordance with Article 126A, any Series A-1 Preferred Shares Transferred to Tencent pursuant to Articles 138 to 142 shall, automatically and immediately upon and after such Transfer, convert into an equal number of Series A-2 Preferred Shares.

139.	The maximum number of Series A Preferred Shares that each holder thereof may elect to sell under its right to participate shall be equal to the product of (i) the aggregate number of the Co-Sale Shares (on an as-converted basis) being transferred to the prospective transferee identified in the Co-Sale Notice, multiplied by (ii) a fraction, the numerator of which is the number of Series A Preferred Shares (on an as-converted basis) owned by such holder and the denominator of which is the sum of (x) the total number of Series A Preferred Shares (on an as-converted basis) owned by all holders thereof, and (y) the total number of Shares (on an as-converted basis) owned by YY, in each case on the date of the Co-Sale Notice.

140.	Each holder of Series A Preferred Shares shall effect its participation in the sale of the Co-Sale Shares by promptly delivering to YY for transfer to the prospective transferee, before the applicable closing, one or more certificates, properly endorsed for transfer, which represent the type and number of Series A Preferred Shares that such holder elects to sell.

141.	The share certificate or certificates that a holder of Series A Preferred Shares delivers to YY pursuant to Article 140 shall be transferred to the prospective transferee in consummation of the sale of the Co-Sale Shares pursuant to the terms and conditions specified in the Co-Sale Notice, and YY shall concurrently therewith remit to such holder of Series A Preferred Shares that portion of the sale proceeds to which such holder is entitled by reason of its participation in such sale. The Company will update its register of members upon the consummation of any such Transfer.

142.	To the extent that any prospective transferee prohibits the participation by, or otherwise refuses to purchase Series A Preferred Shares from, any holder of Series A Preferred Shares exercising its co-sale rights hereunder, YY shall not sell to such prospective transferee any Shares unless and until, simultaneously with such sale, YY shall purchase from such holder such Series A Preferred Shares that such holder would otherwise be entitled to sell to the prospective transferee pursuant to its co-sale rights hereunder for the same consideration and on the same terms and conditions as the proposed Transfer described in the Co-Sale Notice.

NON-EXERCISE OF RIGHTS OF FIRST REFUSAL AND CO-SALE

143.	If Tencent and YY, as applicable, do not elect to purchase all of the Offered Shares in accordance with Articles 127 to 137, then, subject to the right of holders of Series A Preferred Shares to participate in the sale of the Offered Shares within the time periods specified in Articles 138 to 142, the Transferor shall have a period of sixty (60) days from the expiration of the Option Period in which to sell the remaining Offered Shares that have not been taken up under Articles 127 to 142, to the transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice, so long as any such sale is effected in accordance with all applicable Laws. The Parties agree that each such transferee, prior to and as a condition to the consummation of any sale, shall execute and deliver to the Parties documents and other instruments assuming the obligations of such Transferor under the Shareholders Agreement and the Memorandum and Articles, and the transfer shall not be effective and shall not be recognized by any Party until such documents and instruments are so executed and delivered.

144.	In the event the Transferor does not consummate the sale of such Offered Shares (subject to any applicable co-sale right of holders of Series A Preferred Shares pursuant to Articles 138 to 142) to the transferee identified in the Transfer Notice within such sixty (60) day period, the rights of Tencent and YY under Articles 127 to 137 and the right of holders of Series A Preferred Shares under Articles 138 to 142, as applicable, shall be re-invoked and shall be applicable to each subsequent disposition of such Offered Shares by the Transferor until such rights lapse in accordance with the terms of these Articles.

145.	The exercise or non-exercise of the rights of Tencent and YY under Articles 127 to 137 to purchase Equity Securities from a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Equity Securities.

LIMITATIONS TO RIGHTS OF FIRST REFUSAL AND CO-SALE

146.	Subject to the requirements of applicable Law hereof, the restrictions under Articles 122 to 126 and the right of first refusal under Articles 127 to 137 shall not apply to (a) any repurchase by the Company of any Equity Securities of the Company now or hereafter held by a holder in accordance with such Person’s any other written agreement with the Company (if any) that is approved by the Majority Series A Preferred Holders and the Majority Series B Preferred Holders, each voting as a separate class, (b) any sale of Equity Securities of the Company to the public pursuant to a Qualified IPO, and (c) Transfer of any Equity Securities of the Company now or hereafter held by Mr. Dong or Dong SPV to the parents, children, spouse of Mr. Dong, or to a trustee, executor, or other fiduciary for the benefit of the Mr. Dong or his parents, children, spouse for bona fide estate planning purposes (each such transferee pursuant to clause (c) above, a “Permitted Transferee”, and collectively, the “Permitted Transferees”), (d) Transfer of any Equity Securities of the Company now or hereafter held by any Investor to its Affiliates, and (e) any Transfer of Equity Securities to Tencent by YY pursuant to Tencent’s exercise of its purchase right in accordance with Article 126A; provided, that (i) such Transfer is effected in compliance with all applicable Laws, including without limitation, the SAFE Rules and Regulations, (ii) respecting any transfer pursuant to clause (c) above, Mr. Dong has provided the Majority Series A Preferred Holders and the Majority Series B Preferred Holders reasonable evidence of the bona fide estate planning purposes for such transfer and reasonable evidence of the satisfaction of all applicable filings or registrations required by SAFE under the SAFE Rules and Regulations, (iii) such Transfer will not result in a change of Control of the Company (other than as otherwise contemplated pursuant to the exercise by Tencent of its purchase right in accordance with Article 126A), and (iv) each such Permitted Transferee, prior to the completion of the Transfer, shall have executed the Deed of Adherence assuming the obligations of the holder of such Equity Securities of the Company under the Shareholders Agreement, with respect to the transferred Equity Securities; provided further, that the Transferor shall remain liable for any breach by such Permitted Transferee of any provision under the Shareholders Agreement.

DRAG-ALONG RIGHTS

147.	Prior to a Qualified IPO, if (a) holders of a majority of the Ordinary Shares and (b) Majority Series B Preferred Holders (collectively, the “Drag-Along Transferors”), propose to Transfer all their interests in the Company to a transferee (a “Drag-Along Transferee”) in a transaction that would constitute a Deemed Liquidation Event (a “Drag Transaction”), the Drag-Along Transferors shall have the right to require, by written notice of the identity of the counterparty and the pricing and payment terms of the Drag Transaction (the “Drag Notice”), each of the remaining holders of Shares (the “Non-Transferring Parties”) to, and each of the Non-Transferring Parties shall, approve, and take all actions reasonably necessary or appropriate to enable, the consummation of such Drag Transaction, including but not limited to:

A.	Transfer, at the same time as the Drag-Along Transferors Transfer to the Drag-Along Transferee in the Drag Transaction, all of its interests in the Company, on the same terms and conditions and for the same price that the interests of the Drag-Along Transferors will be Transferred,

B.	vote all of its Shares (A) in favor of such Drag Transaction, (B) against any other transaction that would interfere with, delay, restrict, or otherwise adversely affect such Drag Transaction, and (C) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) relating to such Drag Transaction or that could result in any of the conditions to the closing obligations under such agreement(s) not being fulfilled, and, in connection therewith, to be present (in person or by proxy) at all relevant meetings of the shareholders of the Company (or adjournments thereof) or to approve and execute all relevant written consents in lieu of a meeting;

C.	not exercise any dissenters’ or appraisal rights under applicable Law with respect to such Drag Transaction;

D.	take all necessary actions in connection with the consummation of such Drag Transaction as reasonably requested by the Drag-Along Transferors, including but not limited to the execution and delivery of any share transfer or other agreements prepared in connection with such Drag Transaction, and the delivery, at the closing of such Drag Transaction involving a sale of Shares, of all certificates representing Shares held or controlled by such holder, duly endorsed for transfer or accompanied by a duly executed share transfer form, or affidavits and indemnity undertakings with respect to lost certificates; and

E.	restructure such Drag Transaction, as and if reasonably requested by the Drag-Along Transferors, as a merger, consolidation, restructuring or similar transaction, or a sale of all or substantially all of the assets (either in terms of quantities or value) of the Company, or otherwise.

148.	In the event that any such Non-Transferring Party fails for any reason to take any of the foregoing actions in Article 147 after receipt of the Drag Notice, such Non-Transferring Party hereby grants an irrevocable power of attorney and proxy to any Drag-Along Transferor to take all necessary actions and to execute and deliver all documents deemed by such Drag-Along Transferor to be reasonably necessary or appropriate to effectuate the terms of Article 147.

149.	None of the transfer restrictions set forth in these Articles shall apply in connection with a Drag Transaction, notwithstanding anything to the contrary herein.